As filed with the Securities and Exchange Commission on August 19, 2016

Registration No. 333-184624

Registration No. 333-205214

Registration No. 333-205215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Xura, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3398741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Quannapowitt Parkway

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices and Zip Code)

Comverse, Inc. 2012 Stock Incentive Compensation Plan

Comverse, Inc. 2015 Employee Stock Purchase Plan

Comverse, Inc. Amended and Restated 2012 Stock Incentive Compensation Plan

(Full title of the plans)

Roy S. Luria

Executive Vice President, General Counsel and Corporate Secretary

Xura, Inc.

200 Quannapowitt Parkway

Wakefield, Massachusetts 01880

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Daniel Clivner

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

(310) 595-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Xura, Inc., a Delaware corporation formerly known as Comverse, Inc. (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-184624 filed on Form S-8 on October 26, 2012, which registered the offering of 7,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Comverse, Inc. 2012 Stock Incentive Compensation Plan;

•	Registration Statement No. 333-205214 filed on Form S-8 on June 25, 2015, which registered the offering of 840,000 shares of Common Stock pursuant to the Comverse, Inc. 2015 Employee Stock Purchase Plan;

•	Registration Statement No. 333-205215 filed on Form S-8 on June 25, 2015, which registered the offering of 2,500,000 shares of Common Stock pursuant to the Comverse, Inc. Amended and Restated 2012 Stock Incentive Compensation Plan;

Pursuant to an Agreement and Plan of Merger, dated as of May 23, 2016, by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), Sierra Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, on August 19, 2016, Merger Sub merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, as of the date hereof, the offerings of Common Stock pursuant to the Registration Statements have been terminated. The Company hereby removes from registration any and all of the securities registered under the Registration Statements that remain unsold under the Registration Statements as of the filing date of these Post-Effective Amendments.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, State of Massachusetts, on August 19, 2016.

XURA, INC.

By:	/s/ Roy S. Luria
Name:	Roy S. Luria
Title:	Executive Vice President, General Counsel and Corporate Secretary